Table of Contents

As filed with the Securities and Exchange Commission on August 10, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GROM SOCIAL ENTERPRISES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	7370	46-5542401
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

2060 NW Boca Raton Blvd., Suite #6

Boca Raton, Florida 33431

(561) 287-5776

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Darren Marks

Chief Executive Officer

Grom Social Enterprises, Inc.

2060 NW Boca Raton Blvd., Suite #6

Boca Raton, Florida 33431

(561) 287-5776
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Please send copies of all communications to:

Joseph M. Lucosky, Esq. Soyoung Lee, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 Tel: (732) 395-4400	Ross D. Carmel, Esq. Philip Magri, Esq. Carmel, Milazzo & Feil LLP 55 W 39th Street, 4th Floor New York, NY 10018 Tel: 212-658-0458 Fax: 646-838-1314

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED [ ], 2023

Up to [   ] Units

Each Unit consisting of:

One share of Common Stock

One Series A Warrant to purchase one share of Common Stock

One Series B Warrant to purchase one share of Common Stock

Up to [   ] Pre-Funded Units

Each Pre-Funded Unit consisting of:

One Pre-Funded Warrant purchase one share of Common Stock

One Series A Warrant to purchase one share of Common Stock

One Series B Warrant to purchase one share of Common Stock

Shares of Common Stock Underlying Series A Warrant and Series B Warrant and

Shares of Common Stock Underlying the Pre-Funded Warrants

We are offering in a firm commitment underwritten offering up to [ ] units (the “Units”), each Unit consisting of: (i) one share of common stock, par value $0.001 per share (the “Common Stock”); and (ii) One Series A Warrant, each Series A Warrant to purchase one share of Common Stock (“Series A Warrant”); and (iii) One Series B Warrant, each Series B Warrant to purchase one share of Common Stock, (“Series B Warrant,” together with Series A Warrant, the “Warrants”). Each Warrant is exercisable at an exercise price of $[ ] per share ([ ]% of the offering price per Unit). The Warrants will be immediately exercisable from the date of issuance and will expire five (5) years after the date of issuance. We are offering each Unit at an assumed public offering price of $[ ] per Unit.

We are also offering the opportunity to purchase, if the purchaser so chooses and in lieu of Units, up to [ ] pre-funded units (the “Pre-Funded Units”) to purchasers whose purchase of Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering. Each Pre-Funded Unit consists of: (i) one pre-funded warrant exercisable for one share of Common Stock (the “Pre-Funded Warrants”); (ii) one Series A Warrant; and (iii) one Series B Warrant. The purchase price of each Pre-Funded Unit is equal to the price per Unit being sold to the public in this offering, minus $0.001, and the exercise price of each Pre-Funded Warrant included in the Pre-Funded Unit is $0.001 per share. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

For each Pre-Funded Unit we sell, the number of Units we are offering will be decreased on a one-for-one basis. Because we will issue one Series A Warrant and one Series B Warrant as part of each Unit or Pre-Funded Unit, the number of Series A Warrants and Series B Warrants sold in this offering will not change as a result of a change in the mix of the Units and Pre-Funded Units sold.

We are also registering the Common Stock issuable from time to time upon exercise of the Warrants and Pre-Funded Warrants included in the Units and Pre-Funded Units offered hereby. See “Description of Securities” in this prospectus for more information.

Our Common Stock is listed on The Nasdaq Capital Market, or “Nasdaq,” under the symbol “GROM.” On August [ ], 2023, the last reported sale price for our Common Stock on Nasdaq was $[ ] per share.

The Units and the Pre-Funded Units have no stand-alone rights and will not be issued or certificated. The shares of Common Stock or Pre-Funded Warrants, as the case may be, and the Warrants can only be purchased together in this offering but the securities contained in the Units or Pre-Funded Units will be issued separately. There is no established public trading market for the Units, Pre-Funded Units, Warrants or Pre-Funded Warrants and we do not expect markets to develop. Without an active trading market, the liquidity of these securities will be limited. In addition, we do not intend to list these securities on Nasdaq, any other national securities exchange or any other trading system.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Per Pre-Funded Unit	Total
Public offering price	$	$	$
Underwriter fees (1)	$	$	$
Proceeds to us, before expenses (2)	$	$	$

____________________

(1)	We have agreed to reimburse EF Hutton, division of Benchmark Investments, LLC, the representative of the underwriters in this offering (the “Representative”) for certain of its offering-related expenses. See “Underwriting” for additional information and a description of the compensation payable to the Underwriter.

(2)	We estimate the total expenses of this offering payable by us, excluding the underwriter fee, will be approximately $[ ].

We have granted a 45-day option to the underwriters to purchase up to [ ] shares of Common Stock and/or Pre-Funded Warrants to purchase [ ] shares of Common Stock and/or Warrants to purchase [ ] shares of Common Stock solely to cover over-allotments, if any, less underwriting discounts and commissions.

We anticipate that delivery of the securities against payment will be made on or about _____, 2023.

Sole book-runner

EF Hutton

division of Benchmark Investments, LLC

The date of this prospectus is _______________, 2023.

GROM SOCIAL ENTERPRISES, INC.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). You should read this prospectus and the information and documents incorporated herein by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from, or in addition to, that contained in or incorporated by reference into this prospectus. This prospectus is an offer to sell only the securities offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference into this prospectus is current only as of their respective dates or on the date or dates that are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. Please carefully read this prospectus together with the additional information described below under the section entitled “Incorporation of Certain Documents by Reference” before buying any of the securities offered.

Unless the context otherwise requires, the terms “the Company,” “we,” “us” and “our” refer to Grom Social Enterprises, Inc. and our following operating subsidiaries: Grom Social, Inc., TD Holdings Limited, Grom Educational Services, Inc., Grom Nutritional Services, Inc. and Curiosity Inc Media, LLC.

Unless otherwise indicated, information contained in this prospectus or incorporated by reference herein concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

When used in this prospectus, including the documents that we have incorporated by reference, in future filings with the SEC or in press releases or other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). In particular, statements pertaining to our trends, liquidity and capital resources, among others, contain forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Examples of forward-looking statements include, but are not limited to, statements about the following:

•	our ability to continue as a going concern;

•	our prospects, including our future business, revenues, expenses, net income, earnings per share, gross margins, profitability, cash flows, cash position, liquidity, financial condition and results of operations, our targeted growth rate and our goals for future revenues and earnings;

•	the potential impact of COVID-19 on our business and results of operations;

•	the effects on our business, financial condition and results of operations of current and future economic, business, market and regulatory conditions;

•	Our ability to regain compliance with Nasdaq’s $1.00 minimum bid requirement under Nasdaq Listing Rule 5550(a)(2), and to maintain our compliance with other Nasdaq continued listing requirements;

•	the effects of fluctuations in sales on our business, revenues, expenses, net income, earnings per share, margins, profitability, cash flows, capital expenditures, liquidity, financial condition and results of operations;

•	our products and services, including their quality and performance in absolute terms and as compared to competitive alternatives, and their ability to meet our customers’ requirements, and our ability to successfully develop and market new products, services, technologies and systems;

•	our markets, including our market position and our market share;

•	our ability to successfully develop, operate, grow and diversify our operations and businesses;

•	our business plans, strategies, goals and objectives, and our ability to successfully achieve them;

•	our ability to maintain, protect, and enhance our brand and intellectual property;

•	the sufficiency of our capital resources, including our cash and cash equivalents, funds generated from operations, availability of borrowings under our credit and financing arrangements and other capital resources, to meet our future working capital, capital expenditure, lease and debt service and business growth needs;

•	the value of our assets and businesses, including the revenues, profits and cash flows they are capable of delivering in the future;

•	the effects on our business operations, financial results, and prospects of business acquisitions, combinations, sales, alliances, ventures and other similar business transactions and relationships;

•	industry trends and customer preferences and the demand for our products and services; and

•	the nature and intensity of our competition, and our ability to successfully compete in our markets.

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These statements are necessarily subjective, are based upon our current plans, intentions, objectives, goals, strategies, beliefs, projections and expectations, and involve known and unknown risks, uncertainties and other important factors

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and management’s belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that may cause actual results, our performance or achievements, or industry results to differ materially from those contemplated by such forward-looking statements include, without limitation, those discussed under the caption “Risk Factors” in this prospectus as well as other risks and factors identified from time to time in our SEC filings.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our Common Stock. We urge you to read this entire prospectus and the documents incorporated by reference herein carefully, including the financial statements and notes to those financial statements incorporated by reference herein and therein. Please read the section of this prospectus entitled “Risk Factors” for more information about important risks that you should consider before investing in our Common Stock. All share and per share information in this prospectus reflects the reverse stock split of our outstanding Common Stock at a ratio of 1-for-[ ] effected on [ ], 2023 unless noted otherwise.

Overview

We were incorporated in the State of Florida on April 14, 2014 under the name “Illumination America, Inc.”

On August 17, 2017, we acquired Grom Holdings, Inc., a Delaware corporation (“Grom Holdings”), pursuant to a share exchange agreement (the “Share Exchange Agreement”) entered into on May 15, 2017 (the “Share Exchange”). In connection with the Share Exchange, the Company acquired 100% of the outstanding shares of capital stock of Grom Holdings from Grom Holdings’ stockholders in exchange for an aggregate of 115,473 shares of Common Stock, par value $0.001 per share, of the Company. As a result of the Share Exchange, the stockholders of Grom Holdings acquired approximately 92% of the Company’s then-issued and outstanding shares of Common Stock and Grom Holdings became a wholly-owned subsidiary of the Company. In connection with the Share Exchange, on August 17, 2017, we changed our name to Grom Social Enterprises, Inc.

We are a media, technology and entertainment company that focuses on (i) delivering content to children under the age of 13 years in a safe secure platform that is compliant with the Children’s Online Privacy Protection Act (“COPPA”) and can be monitored by parents or guardians, (ii) creating, acquiring, and developing the commercial potential of Kids & Family entertainment properties and associated business opportunities, (iii) providing world class animation services, and (iv) offering protective web filtering solutions to block unwanted or inappropriate content. We conduct our business through our following subsidiaries:

•	Grom Social, Inc. (“Grom Social”), incorporated in the State of Florida on March 5, 2012, operates our social media network designed for children under the age of 13 years.

•	TD Holdings Limited (“TD Holdings”), incorporated in Hong Kong on September 15, 2005, operates through its two wholly-owned subsidiaries: (i) Top Draw Animation Hong Kong Limited, a Hong Kong corporation (“Top Draw HK”), and (ii) Top Draw Animation, Inc., a Philippines corporation (“Top Draw Philippines”). The group’s principal activities are the production of animated films and television series.

•	Grom Educational Services, Inc. (“GES”), incorporated in the State of Florida on January 17, 2017, operates our web filtering services provided to schools and government agencies.

•	Grom Nutritional Services, Inc. (“GNS”), incorporated in the State of Florida on April 19, 2017, intends to market and distribute nutritional supplements to children. GNS has been nonoperational since its inception.

•	Curiosity Ink Media, LLC (“CIM”), organized in the State of Delaware on January 5, 2017, develops, acquires, builds, grows and maximizes the short, mid and long-term commercial potential of kids and family entertainment properties and associated business opportunities.

We own 100% of each of Grom Social, TD Holdings, GES and GNS, and 80% of CIM.

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Recent Developments

PIPE Offering and Related Waiver

On January 25, 2023, we consummated a private placement (the “PIPE Offering”) pursuant to the terms of the Securities Purchase Agreement dated as of January 25, 2023 (the “2023 SPA”) that we entered into with institutional investors, in which we issued (i) 100,000 shares of Common Stock; (ii) 100,000 purchase warrants (the “Purchase Warrants”) to purchase an aggregate of 175,000 shares of Common Stock; and (iii) 1,227,434 pre-funded warrants (the “Pre-Funded Warrants”) to purchase an aggregate of 2,148,010 shares of Common Stock. The purchase price of each share of Common Stock and associated Purchase Warrant was $2.26. The purchase of each share of Common Stock and associated Pre-funded Warrant was $2.25. The aggregate gross proceeds of the PIPE Offering was approximately $3 million, before deducting fees to the placement agent and other expenses payable by us. EF Hutton, division of Benchmark Investments, LLC, acted as the exclusive placement agent in connection with the PIPE Offering.

In connection with the PIPE Offering, we entered into a Waiver (the “Waiver”) with L1 Capital Global Opportunities Master Fund (“L1”) waiving certain provisions of the Securities Purchase Agreement dated as of September 14, 2021 (the “2021 SPA”), by and between us and L1. Pursuant to the terms of the Waiver, L1 waived certain provisions of the 2021 SPA and in consideration thereof, we (i) issued 150,000 purchase warrants substantially similar to the Purchase Warrants issued in connection with the 2023 SPA; and (ii) paid a cash fee of $50,000 to L1.

Pursuant to the 2023 SPA, we are obligated to hold a special stockholders’ meeting no later than 60 days following the date of the Purchase Agreement to solicit the approval of the issuance of the shares, Warrants and the shares of Common Stock underlying the Warrants in compliance with the rules of The Nasdaq Stock Market LLC (without regard to any limitations on exercise set forth in the Warrants or the Prefunded Warrants). On March 27, 2023 we held a special meeting of stockholders and the stockholders approved the PIPE Offering.

In connection with the PIPE Offering, we entered into a Registration Rights Agreement with the Purchasers, dated January 25, 2023 (the “Registration Rights Agreement”). The Registration Rights Agreement provides that we shall file a registration statement covering the resale of all of the Registrable Securities (as defined in the Registration Rights Agreement) with the SEC. The Registration Statement was filed and declared effective by the SEC on February 9, 2023.

Notice of Delisting of Failure to Satisfy a Continued Listing Rule or Standard

On April 10, 2023, we received a deficiency letter (the “Notice”) from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq Stock Market”) notifying us that, based upon the closing bid price of our Common Stock, for the last 30 consecutive business days, we are not currently in compliance with the requirement to maintain a minimum bid price of $1.00 per share for continued listing on Nasdaq as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Requirement”).

The Notice has no immediate effect on the continued listing status of our Common Stock on Nasdaq, and, therefore, our listing remains fully effective.

We are provided a compliance period of 180 calendar days from the date of the Notice, or until October 9, 2023, to regain compliance with Nasdaq Listing Rule 5550(a)(2). If at any time before October 9, 2023, the closing bid price of our Common Stock closes at or above $1.00 per share for a minimum of 10 consecutive business days, subject to Nasdaq’s discretion to extend this period pursuant to Nasdaq Listing Rule 5810(c)(3)(H), Nasdaq will provide written notification that we have achieved compliance with the Minimum Bid Requirement, and the matter would be resolved.

If we do not regain compliance with the Minimum Bid Requirement during the initial 180 calendar day compliance period, we may be eligible for an additional 180 calendar day compliance period. To qualify, we would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq, with the exception of the Minimum Bid Requirement, and would need to provide written notice of our intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary.

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We intend to actively monitor the closing bid price of our Common Stock and will evaluate available options to regain compliance with the Minimum Bid Requirement On [ ], 2023 the Board effected a 1-for-[ ] reverse stock split in connection with this offering and our continued listing of our Common Stock on Nasdaq. However, there can be no assurance that we will regain compliance with the Minimum Bid Requirement during the initial or additional 180 calendar day compliance period, secure the additional 180 calendar day compliance period, or maintain compliance with the other Nasdaq listing requirements. If we do not regain compliance with the Minimum Bid Requirement within the allotted compliance periods, including any extensions that may be granted by Nasdaq, Nasdaq will provide notice that our Common Stock will be subject to delisting. We would then be entitled to appeal that determination to a Nasdaq hearings panel.

If our Common Stock ceases to be listed for trading on Nasdaq, we expect that the Common Stock would be traded on one of the three tiered marketplaces of the OTC Markets Group.

Reverse Stock Split

On June 23, 2023, our Board and shareholders approved the granting of authority to the Board to amend our articles of incorporation to effect a reverse stock split of the issued and outstanding shares of our Common Stock, by a ratio of no less than 1-for-2 and no more than 1-for-20, with the exact ratio to be determined by the Board in its sole discretion, and with such reverse stock split to be effective at such time and date, if at all, as determined by the Board in its sole discretion.

The reverse stock split would not have any impact on the number of authorized shares of Common Stock which remains at 500,000,000 shares. Unless otherwise noted, and other than in the financial statements and the notes thereto, the share and per share information in this prospectus reflects the proposed reverse stock split of our outstanding Common Stock at a ratio of 1-for-[ ].

Strategic Partnership

We continue to evaluate strategic acquisition opportunities to help accelerate our growth and complement our existing business. We recently entered into a strategic advisory partnership with an association of churches to achieve the highest possible social impact by utilizing all metrics available for values-based investors, including a biblically responsible investing (or “BRI”) score for us and our operations. Once we have established a rating, together we will create a program to increase our exposure and market our services to their member organizations and other affiliates.

Our Corporate Information

Our principal executive offices are located at 2060 NW Boca Raton, Suite #6, Boca Raton, Florida 33431. Our telephone number is (561) 287-5776. Our website address is www.gromsocial.com. Information contained in, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

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The Offering

Units offered by us:	Up to [ ] Units in a firm commitment underwritten offering. Each Unit consists of: (i) one share of Common Stock; (ii) one Series A Warrant; and (iii) one Series B Warrant. Each Warrant is exercisable for one share of Common Stock.

Pre-Funded Units offered by us:	We are also offering the opportunity to purchase, if the purchaser so chooses and in lieu of Units, up to [ ] Pre-Funded Units to purchasers whose purchase of Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering. Each Pre-Funded Unit consists of: (i) one Pre-Funded Warrant exercisable for one share of Common Stock; (ii) one Series A Warrant to purchase one share of Common Stock; and (iii) one Series B Warrant to purchase one share of Common Stock. The purchase price of each Pre-Funded Unit is equal to the price at which the Units are being sold to the public in this offering, minus $0.001, and the exercise price of each Pre-Funded Warrant included in each Pre-Funded Unit is $0.001 per share. The Pre-Funded Warrants will be exercisable immediately and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Unit we sell, the number of Units we are offering will be decreased on a one-for-one basis. Because we will issue one Series A Warrant and one Series B Warrant as part of each Unit or Pre-Funded Unit, the number of Series A Warrants and Series B Warrants sold in this offering will not change as a result of a change in the mix of the Units and Pre-Funded Units sold. This offering also relates to the shares of Common Stock issuable upon exercise of any Pre-Funded Warrants sold in this offering.

Warrants offered by us:

Series A Warrants to purchase an aggregate of up to [ ] shares of our Common Stock, subject to adjustment as set forth therein. Each share of Common Stock and each Pre-Funded Warrant to purchase one Common Stock is being issued together with a Series A Warrant to purchase one share of our Common Stock. Each Series A Warrant will have an exercise price of $[ ] per share (representing [ ]% of the offering price per Unit), will be immediately exercisable from the date of issuance and will expire on the fifth anniversary of the original issuance date. Each Series A Warrant is exercisable for one Common Stock, subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our Common Stock. On or after the thirty (30) day anniversary of the date of issuance, a holder of the Series A Warrant may also provide notice and elect an “alternative cashless exercise” on or after the earlier of the thirty day anniversary of the date of the initial exercise date. In such event, the aggregate number of warrant shares issuable in such alternative cashless exercise shall equal the product of (x) the aggregate number of Series A Warrant shares that would be issuable upon exercise of the Series A Warrant if such exercise were by means of a cash exercise rather than a cashless exercise and (y) 0.50.

Series B Warrant to purchase an aggregate of up to [ ] shares of our Common Stock, subject to adjustment as set forth therein. Each Common Stock and each pre-funded warrant to purchase one share of Common Stock is being issued together with a Series B Warrant to purchase for one share of our Common Stock. Each Series B Warrant will have an exercise price of $[ ] per share (representing [ ]% of the offering price per Unit), will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. Each Series B Warrant is exercisable for one share of Common Stock, subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our Common Stock. [Subject to certain exemptions outlined in the Warrants, if we sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of Common Stock or Common Stock Equivalents (as defined in the Warrant), at an effective price per share less than the exercise price of the Warrant then in effect, the exercise price of the Warrant shall be reduced to equal the effective price per share in such dilutive issuance; provided however in no event shall the exercise price of the Warrant be less than [ ].

The Common Stock and Pre-Funded Warrants, and the accompanying Warrants, as the case may be, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. This prospectus also relates to the offering of the Common Stock issuable upon exercise of the Warrants.

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Common Stock outstanding prior to this offering:	8,992,861 shares

Common Stock to be outstanding after the offering (1):	[•] shares (assuming no issuance of Pre-funded Units, and no Warrants issued in this offering are exercised and the Underwriters’ do not exercise the Over-Allotment).

Use of Proceeds:	We expect to receive net proceeds of approximately $___________, after deducting underwriting fees and expenses and other offering expenses (assuming no issuance of Pre-funded Units, and no Warrants issued in this offering are exercised and the Underwriters’ do not exercise the Over-Allotment). We intend to use all of the net proceeds we receive from this offering for the acquisition, research and development of original content and technology, strategic partnerships, and for working capital, capital expenditures and general corporate purposes.

Risk Factors:	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section on page 9 before deciding to invest in our securities.

Trading Symbols:	Our Common Stock and registered warrants are currently quoted on The Nasdaq Capital Market under the trading symbol “GROM” and “GROMW,” respectively. There is no established public trading market for the Units, Pre-Funded Units, Warrants or Pre-Funded Warrants, and we do not expect a market to develop. We do not intend to list the Units, Pre-Funded Units, Warrants or Pre-Funded Warrants on Nasdaq, any other national securities exchange or any other trading market. Without an active trading market, the liquidity of the Warrants or the Pre-Funded Warrants will be extremely limited.

Reverse Stock Split:	On June 23, 2023 our Board and shareholders approved the granting of authority to the Board to amend our articles of incorporation to effect a reverse stock split of the issued and outstanding shares of our Common Stock, by a ratio of no less than 1-for-2 and no more than 1-for-20, with the exact ratio to be determined by the Board in its sole discretion, and with such reverse stock split to be effective at such time and date, if at all, as determined by the Board in its sole discretion. On [ ], 2023 the Board effected a 1-for-[ ] reverse stock split in connection with this offering and our continued listing of our Common Stock on Nasdaq. Unless noted otherwise, the share and per share information in this prospectus gives effect to the 1-for-[ ] reverse stock split, with fractional shares resulting from the reverse stock split being rounded up to the nearest whole number.

(1) The shares of Common Stock outstanding and the shares of Common Stock to be outstanding after this offering is based on [ ] shares outstanding as of March 31, 2023. The number does not give effect to our 1-for-[ ] reverse stock split and excludes an aggregate of up to approximately [ ] shares of Common Stock based upon the following:

(i)	14,201 shares of Common Stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $163.68 per share;

(ii)	2,179,745 shares of Common Stock issuable upon the exercise of outstanding Common Stock purchase warrants at a weighted average exercise price of $10.66;

(iii)	5,629 shares of Common Stock issuable upon the conversion by convertible promissory note holders of all of the outstanding principal amount and accrued and unpaid interest due, totaling $625,591;

(iv)	161,143 shares of Common Stock issuable upon the conversion of 9,281,809 shares of Series C Stock; and

(v)	50,285 shares of Common Stock reserved for issuance under our 2020 Equity Incentive Plan (the “Plan”).

Except as otherwise indicated herein, all information in this prospectus assumes no sale of pre-funded warrants, which, if sold, would reduce the number of shares of Common Stock that we are offering on a one-for-one basis, no exercise of the warrants issued in this offering, and no exercise of options issued under our Plan or of warrants described above.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Before investing in our Common Stock and warrants, you should carefully consider the risks described below, as well as the other information in this prospectus, including our consolidated financial statements and the related notes. In addition, we may face additional risks and uncertainties not currently known to us, or which as of the date of this registration statement we might not consider significant, which may adversely affect our business. If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case the trading price of our Common Stock and warrants could decline due to any of these risks or uncertainties, and you may lose part or all of your investment.

Risks Related to This Offering, Ownership of Our Securities

Our independent auditors concurred with our management’s assessment that raises concern as to our ability to continue as a going concern.

On a consolidated basis, we have incurred significant operating losses since inception. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. As of December 31, 2022, we have an accumulated deficit of $83.5 million.

Because we do not expect that existing operational cash flow will be sufficient to fund presently anticipated operations, this raises substantial doubt about our ability to continue as a going concern. Therefore, we will need to raise additional funds and are currently exploring alternative sources of financing. Historically, we have raised capital through private placements of our equity securities and convertible notes and through officer loans as an interim measure to finance working capital needs and may continue to raise additional capital through the sale of common stock or other securities and by obtaining short-term loans. We will be required to continue to do so until our consolidated operations become profitable.

These factors, among others, raise substantial doubt about our ability to continue as a going concern. If we are unable to obtain sufficient funding, our business, prospects, financial condition and results of operations will be materially and adversely affected, and we may be unable to continue as a going concern.

If we are unable to maintain compliance with all applicable continued listing requirements and standards of Nasdaq, our Common Stock could be delisted from Nasdaq.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “GROM.” In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to remain in compliance with Nasdaq’s listing standards or if we do later fail to comply and subsequently regain compliance with Nasdaq’s listing standards, that we will be able to continue to comply with the applicable listing standards. If we are unable to maintain compliance with these Nasdaq requirements, our Common Stock will be delisted from Nasdaq.

On April 10, 2023, we received a deficiency letter (the “Notice”) from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq Stock Market”) notifying us that, based upon the closing bid price of our Common Stock, for the last 30 consecutive business days, we are not currently in compliance with the requirement to maintain a minimum bid price of $1.00 per share for continued listing on The Nasdaq Capital Market (“Nasdaq”), as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Requirement”).

The Notice has no immediate effect on the continued listing status of our Common Stock on Nasdaq, and, therefore, our listing remains fully effective.

We are provided a compliance period of 180 calendar days from the date of the Notice, or until October 9, 2023, to regain compliance with Nasdaq Listing Rule 5550(a)(2). If at any time before October 9, 2023, the closing bid price of our Common Stock closes at or above $1.00 per share for a minimum of 10 consecutive business days, subject to Nasdaq’s discretion to extend this period pursuant to Nasdaq Listing Rule 5810(c)(3)(H), Nasdaq will provide written notification that we have achieved compliance with the Minimum Bid Requirement, and the matter would be resolved.

If we do not regain compliance with the Minimum Bid Requirement during the initial 180 calendar day compliance period, we may be eligible for an additional 180 calendar day compliance period. To qualify, we would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq, with the exception of the Minimum Bid Requirement, and would need to provide written notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary.

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We intend to actively monitor the closing bid price of our Common Stock and will evaluate available options to regain compliance with the Minimum Bid Requirement. However, there can be no assurance that we will regain compliance with the Minimum Bid Requirement during the initial or additional 180 calendar day compliance period, secure the additional 180 calendar day compliance period, or maintain compliance with the other Nasdaq listing requirements. If we do not regain compliance with the Minimum Bid Requirement within the allotted compliance periods, including any extensions that may be granted by Nasdaq, Nasdaq will provide notice that our Common Stock will be subject to delisting. We would then be entitled to appeal that determination to a Nasdaq hearings panel.

If our Common Stock ceases to be listed for trading on The Nasdaq Capital Market, we expect that the Common Stock would be traded on one of the three tiered marketplaces of the OTC Markets Group.

In the event that our Common Stock is delisted from Nasdaq due to our failure to continue to comply with any requirement for continued listing on Nasdaq, and is not eligible for quotation on another market or exchange, trading of our Common Stock could, again, be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the OTC Pink or the OTCQB tiers of the OTC marketplace. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Common Stock, and it would likely be more difficult to obtain coverage by securities analysts and the news media, which could cause the price of our Common Stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange.

Future capital raises may dilute our existing stockholders’ ownership and/or have other adverse effects on our operations.

If we raise additional capital by issuing equity securities, our existing stockholders’ percentage ownership may decrease, and these stockholders may experience substantial dilution. If we raise additional funds by issuing debt instruments, these debt instruments could impose significant restrictions on our operations, including liens on our assets. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some rights to our technologies or products, or to grant licenses on terms that are not favorable to us or could diminish the rights of our stockholders.

We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future; therefore, capital appreciation, if any, of our Common Stock, will be your sole source of gain for the foreseeable future.

We have never declared or paid cash dividends on our Common Stock. We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. In addition, future loan arrangements, if any, may contain, terms prohibiting or limiting the amount of dividends that may be declared or paid on our Common Stock. As a result, capital appreciation, if any, of our Common Stock, will be your sole source of gain for the foreseeable future.

Our board of directors may authorize and issue shares of new classes of stock that could be superior to or adversely affect you as a holder of our Common Stock.

Our Board has the power to authorize and issue shares of classes of stock, including preferred stock that have voting powers, designations, preferences, limitations and special rights, including preferred distribution rights, conversion rights, redemption rights and liquidation rights without further shareholder approval which could adversely affect the rights of the holders of our Common Stock. In addition, our board could authorize the issuance of a series of preferred stock that has greater voting power than our Common Stock or that is convertible into our Common Stock, which could decrease the relative voting power of our Common Stock or result in dilution to our existing shareholders.

Any of these actions could significantly adversely affect the investment made by holders of our Common Stock. Holders of our Common Stock could potentially not receive dividends that they might otherwise have received. In addition, holders of our Common Stock could receive less proceeds in connection with any future sale of the Company, whether in liquidation or on any other basis.

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The voting and conversion rights of our issued and outstanding shares of Series C Stock will have the effect of diluting the voting power of existing common stockholders.

Our authorized capital stock includes 25,000,000 shares of preferred stock, of which 2,000,000 shares are designated as Series A Stock, 10,000,000 shares are designated as Series B Stock, and 10,000,000 shares are designated as Series C Stock. As of [ ], 2023, no shares of our Series A Stock or Series B Stock, and 9,281,809 shares of Series C Stock, are issued and outstanding. The holders of our outstanding shares of Series C Stock may at any time, after the 6-month anniversary of the issuance of their shares of Series C Stock on May 20, 2021, convert such shares into shares of our Common Stock at a conversion price equal to $57.60. In addition, the Company may, at any time, require conversion of all or any of the Series C Stock then outstanding at a conversion price equal to $57.60. The conversion of shares of our Series C Stock will dilute your interests. If all of the shares of our Series C Stock were converted, we would have 161,143 additional shares of Common Stock issued and outstanding, which, based on the [ ] shares outstanding as of [ ], 2023, would represent approximately [ ]% and [ ] % of our shares of Common Stock outstanding prior to and after the Offering, respectively, if all of the shares of our Series C Stock were converted.

In addition, the holders of shares of our Series C Stock vote together as a single class with the holders of shares of our Common Stock, with each share entitling the holder to 1.5625 votes per share. Therefore, as of June 29, 2023, the holders of our 9,281,809 shares of Series C Stock, have an aggregate of approximately 14,502,826 votes, representing approximately 61.7% of our voting power.

The effects of the voting and conversion rights tied to shares of our Series C Stock may affect the rights of our common stockholders by, among other things, restricting dividends on our Common Stock, diluting the voting power of our common stockholders, reducing the market price of our Common Stock, or impairing the liquidation rights of our Common Stock.

Our Board of Directors may issue and fix the terms of shares of our Preferred Stock without stockholder approval, which could adversely affect the voting power of holders of our Common Stock or any change in control of our Company.

Our Articles of Incorporation authorize the issuance of up to 25,000,000 shares of "blank check" preferred stock, with such designations rights and preferences as may be determined from time to time by our board of directors. Our board of directors is empowered, without stockholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. In the event of such issuances, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of our Company.

Our officers, directors and principal stockholders have significant voting power over our stock and will be able to exert significant control over matters subject to stockholder approval.

Our directors, executive officers and significant stockholders will continue to have substantial control over us after this offering and could delay or prevent a change in corporate control. Our directors, executive officers and holders of more than 5% of our Common or Preferred Stock, together with their affiliates, currently beneficially own, in the aggregate, 2.3% of our outstanding Common Stock and 54.5% of our voting power beneficially and through proxies, and after this offering will beneficially own, in the aggregate, [ ]% of our outstanding Common Stock and [ ]% of our voting power beneficially and through proxies. As a result, these stockholders, acting together, would have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, acting together, would have the ability to control the management and affairs of our Company. Accordingly, this concentration of ownership might adversely affect the market price of our Common Stock by:

•	delaying, deferring or preventing a change in control of the Company;

•	impeding a merger, consolidation, takeover, or other business combination involving us; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company.

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Substantial future sales of shares of our Common Stock could cause the market price of our Common Stock to decline.

The market price of shares of our Common Stock could decline as a result of substantial sales of our Common Stock, particularly sales by our directors, executive officers and significant stockholders, or a large number of shares of our Common Stock becoming available for sale or the perception in the market that holders of a large number of shares intend to sell their shares. After the Offering, [and assuming exercise of all outstanding warrants], we will have [ ] shares outstanding of our Common Stock, based on the [ ] shares outstanding as of [ ], 2023. This includes the shares included in this offering, which may be resold in the public market immediately without restriction, unless purchased by our affiliates or existing stockholders.

In the event that our Common Stock is delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in shares of our Common Stock because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stock” that restricts transactions involving stock which is deemed to be penny stock. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares of Common Stock constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our Common Stock, which could severely limit the market liquidity of such shares of Common Stock and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock,” a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks.”

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

The reverse stock split may decrease the liquidity of the shares of our Common Stock.

The liquidity of the shares of our Common Stock may be affected adversely by the reverse stock split given the reduced number of shares that will be outstanding following the reverse stock split, especially if the market price of our Common Stock does not increase as a result of the reverse stock split. In addition, the reverse stock split may increase the number of shareholders who own odd lots (less than 100 shares) of our Common Stock, creating the potential for such shareholders to experience an increase in the cost of selling their shares of Common Stock and greater difficulty effecting such sales.

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Following the reverse stock split, the resulting market price of our Common Stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our Common Stock may not improve.

Although we believe that a higher market price of our Common Stock may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our Common Stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our Common Stock may not necessarily improve.

There is no public market for the Units, Pre-Funded Units, Warrants or Pre-Funded Warrants.

There is no public trading market for the Units, Pre-Funded Units, Warrants or Pre-Funded Warrants offered by this prospectus, and we do not expect a market to develop. In addition, we do not intend to apply to list the Units, Pre-Funded Units, Warrants or Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the warrants will be limited.

The Warrants are speculative in nature.

The Warrants offered in this offering do not confer any rights of Common Stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our Common Stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire the Common Stock and pay an exercise price of $_____ per share (100% of the offering price per unit), from time to time, until the 5th anniversary from the date of issuance, after which date any unexercised warrants will expire and have no further value. In addition, there is no established trading market for the Warrants.

Since the Warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised warrants or prefunded warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the warrants and prefunded warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their warrants or prefunded warrants or may receive an amount less than they would be entitled to if they had exercised their warrants or prefunded prior to the commencement of any such bankruptcy or reorganization proceeding.

The Warrants may have an adverse effect on the market price of our Common Stock and make it more difficult to effect a business combination.

We will be issuing warrants to purchase shares of Common Stock as part of this offering. To the extent we issue shares of Common Stock to effect a future business combination, the potential for the issuance of a substantial number of additional shares upon exercise of the warrants could make us a less attractive acquisition vehicle in the eyes of a target business. Such warrants, when exercised, will increase the number of issued and outstanding shares of Common Stock and reduce the value of the shares issued to complete the business combination. Accordingly, the warrants may make it more difficult to effectuate a business combination or increase the cost of acquiring a target business. Additionally, the sale, or even the possibility of a sale, of the shares of Common Stock underlying the warrants could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent the warrants are exercised, you may experience dilution to your holdings.

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You will experience immediate and substantial dilution in the net tangible book value per share of the Common Stock included in the Units and may experience additional dilution of your investment in the future.

The effective price per share of Common Stock included in the Units is substantially higher than the net tangible book value per share of our Common Stock outstanding prior to this offering. Assuming the sale of all [ ] Units in this offering no sale of any Pre-Funded Units, and no exercise of the over-allotment option, if you purchase Units in this offering, you will suffer immediate and substantial dilution of $[ ] per share, with respect to the net tangible book value of the Common Stock as of March 31, 2023. Furthermore, if outstanding options, warrants or notes are exercised or converted, as applicable, or the Warrants issued in connection with this offering are exercised, you could experience further dilution. See the section titled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase Units in this offering. Further, because we may need to raise additional capital to fund our anticipated level of operations, we may in the future sell substantial amounts of Common Stock or securities convertible into or exchangeable for Common Stock. These future issuances of equity or equity-linked securities, together with the exercise or conversion of outstanding options, warrants, notes and/or any additional shares issued in connection with acquisitions, if any, will likely result in further dilution to investors.

Our Warrant Agent Agreement designates the courts of the State of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our Company.

Our Warrant Agent Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agent Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Agent Agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our Warrant Agent Agreement.

If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agent Agreement, is filed in a court other than courts of the State of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as an agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our Company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Warrant Agent Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and Board.]

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Several analysts may cover our stock. If one or more of those analysts downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

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The market price for our Common Stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, and lack of profits, which could lead to wide fluctuations in our share price.

The market for our Common Stock is characterized by significant price volatility when compared to the shares of larger, more established companies that have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our Common Stock is, compared to the shares of such larger, more established companies, sporadically and thinly traded. The price for our Common Stock could, for example, decline precipitously in the event that a large number of our Common Stock is sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our lack of profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares of Common Stock on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that has a large public float. Many of these factors are beyond our control and may decrease the market price of our Common Stock regardless of our operating performance.

If and when a larger trading market for our Common Stock develops, the market price of our Common Stock is still likely to be highly volatile and subject to wide fluctuations.

The market price of our Common Stock may be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

•	variations in our revenues and operating expenses;

•	actual or anticipated changes in the estimates of our operating results or changes in stock market analyst recommendations regarding our Common Stock, other comparable companies or our industry generally;

•	market conditions in our industry, the industries of our customers and the economy as a whole;

•	actual or expected changes in our growth rates or our competitors’ growth rates;

•	developments in the financial markets and worldwide or regional economies;

•	announcements of innovations or new products or services by us or our competitors;

•	announcements by the government relating to regulations that govern our industry;

•	sales of our Common Stock or other securities by us or in the open market;

•	changes in the market valuations of other comparable companies; and

•	other events or factors, many of which are beyond our control, including those resulting from such events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues including health epidemics or pandemics, such as the recent outbreak of COVID-19, and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the United States or elsewhere, could disrupt our operations, disrupt the operations of our suppliers or result in political or economic instability.

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In addition, if the market for technology stocks or the stock market in general experiences loss of investor confidence, the trading price of our Common Stock could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our Common Stock might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our Common Stock. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

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USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $[•] (assuming the sale of all securities offered hereby, at the assumed public offering price of $[•] per Unit, the closing sale price of our Common Stock on the Nasdaq on [ ], 2023, and assuming no sale of any Pre-Funded Units, no exercise of the over-allotment option, and no exercise of the Warrants issued in connection with this offering) ($[•] if the underwriters exercise their over-allotment option in full), after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use all of the net proceeds we receive from this offering for the acquisition, research and development of original content and technology, strategic partnerships, and for working capital, capital expenditures and general corporate purposes.

The use of the proceeds represents management’s estimates based on current business and economic conditions. We will retain broad discretion over the use of the net proceeds of this offering which may result in an allocation of net proceeds in differing amounts than those listed above, or in entirely new areas. The amount and timing of these proposed expenditures will depend on a number of factors, including the progress of our user acquisition efforts, and any unforeseen cash needs. As a result, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be used in a way that does not yield a favorable, or any, return for us. Pending application of the net proceeds as described above, we intend to invest the proceeds in investment grade interest bearing instruments or will hold the proceeds in interest bearing or non-interest-bearing bank accounts.

Management believes that the proceeds from this offering will be sufficient to satisfy our cash needs for the next six months.

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DILUTION

If you purchase shares of Units in this offering, you will experience dilution to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our Common Stock immediately after this offering. The net tangible book value of our Common Stock on March 31, 2023 was approximately $4,960,000, or approximately $0.55 per share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the aggregate number of shares of our Common Stock outstanding.

After giving effect to the assumed sale by us of [ ] shares underlying the Units (assuming the sale of all securities offered hereby, at the assumed public offering price of $[ ] per Unit, the closing sale price of our Common Stock on The Nasdaq Capital Market on [ ], 2023, and assuming no sale of any Pre-Funded Units, no exercise of the over-allotment option, no exercise of the Warrants issued in connection with this offering), after deducting the underwriter’s fees and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2023 would have been approximately $[ ], or approximately $[ ] per share. This represents an immediate increase in net tangible book value of approximately $[ ] per share to existing stockholders and an immediate dilution of approximately $[ ] per share to new investors purchasing Units in this offering. The following table illustrates this per share dilution:

Assumed Public offering price per Unit	$

Net tangible book value per share as of March 31, 2023		$0.55

Increase in net tangible book value per share attributable to new investors in this offering	$

As adjusted net tangible book value per share as of March 31, 2023, after giving effect to this offering	$

Dilution per share to investors participating in this offering	$

Each $1.00 increase (decrease) in the assumed public offering price of $[ ] per Unit would increase (decrease) our as adjusted net tangible book value after this offering by $[ ], or $[ ] per share, and the dilution per share to new investors by $[ ] per share, assuming that the number of Units offered by us, as set forth above, remains the same and after deducting the underwriters’ fees and estimated offering expenses payable by us and no Pre-funded Units are sold in this offering.

The foregoing discussion and table does not take into account further dilution to investors in this offering that could occur upon the exercise of outstanding options and warrants having a per share exercise price less than the public offering price per share in this offering.

The number of shares of our Common Stock to be outstanding after this offering as shown above is based on [ ] shares of Common Stock outstanding as of March 31, 2023 and assumes no Pre-Funded Units are issued. The number does not give effect to our 1-for-[ ] reverse stock split and excludes an aggregate of up to approximately [ ] shares of Common Stock based upon the following:

(i)	14,201 shares of Common Stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $163.68 per share;

(ii)	2,179,745 shares of Common Stock issuable upon the exercise of outstanding Common Stock purchase warrants at a weighted average exercise price of $10.66;

(iii)	5,629 shares of Common Stock issuable upon the conversion by convertible promissory note holders of all of the outstanding principal amount and accrued and unpaid interest due, totaling $625,591;

(iv)	161,143 shares of Common Stock issuable upon the conversion of 9,281,809 shares of Series C Stock; and

(v)	50,285 shares of Common Stock reserved for issuance under our 2020 Equity Incentive Plan (the “Plan”).

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2023:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale by us of [ ] Units at the assumed public offering price of $[ ] per Unit (assuming the sale of all securities offered hereby, at the assumed public offering price of $[ ] per Unit, the closing sale price of our Common Stock on the Nasdaq on [ ], and assuming no sale of any Pre-Funded Units, no exercise of the over-allotment option, no exercise of the Warrants issued in connection with this offering), after deducting underwriting discounts and estimated offering expenses payable by us (assuming no exercise of the underwriter’s over-allotment option).

You should read this information together with our consolidated financial statements and related notes, as well as the information set forth under the headings "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

	March 31, 2023
	Actual	As Adjusted
Cash and cash equivalents	$4,136,755	$	[ ]
Indebtedness due within one year	$536,780	$	[ ]

Total long-term debt, net of unamortized discounts - non-current portion	$–	$	[ ]

Stockholders’ equity:
Common stock, $0.001 par value, 500,000,000 shares authorized, 7,339,677 shares and [ ] as adjusted shares outstanding	7,340		[ ]
Series C preferred stock, $0.001 par value, 10,000,000 shares authorized; 9,281,809 shares outstanding	9,282		[ ]
Additional paid-in capital	104,609,026		[ ]
Accumulated deficit	(85,802,343)		[ ]
Accumulated other comprehensive loss	(136,493)		[ ]
Noncontrolling interests	2,162,207		[ ]
Total stockholders' equity	20,849,019		[ ]
Total capitalization	$21,385,799	$	[ ]

_________

The table and discussion above are based on 7,339,677 shares of Common Stock outstanding as of March 31, 2023, and excludes, as of that date, the following:

(i)	14,201 shares of Common Stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $163.68 per share;

(ii)	2,179,745 shares of Common Stock issuable upon the exercise of outstanding Common Stock purchase warrants at a weighted average exercise price of $10.66;

(iii)	5,629 shares of Common Stock issuable upon the conversion by convertible promissory note holders of all of the outstanding principal amount and accrued and unpaid interest due, totaling $625,591;

(iv)	161,143 shares of Common Stock issuable upon the conversion of 9,281,809 shares of Series C Stock; and

(v)	50,285 shares of Common Stock reserved for issuance under our 2020 Equity Incentive Plan (the “Plan”).

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UNDERWRITING

EF Hutton, division of Benchmark Investments, LLC is acting as the representative of the underwriters in this offering (“EF Hutton” or the “Representative”). Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus, the underwriters agreed to purchase, and we have agreed to sell to the underwriters, the following respective number of Units and Pre-Funded Units set forth opposite the underwriter’s name below.

Underwriter	Units	Pre-Funded Units
EF Hutton, division of Benchmark Investments, LLC	[_____]	[_____]

Total	[_____]	[_____]

The underwriting agreement provides that the underwriters must buy all of the securities if they buy any of them. However, the underwriters is not required to take or pay for the securities covered by the underwriters’ option to purchase additional securities to cover over-allotments, if any, as described below. Our securities are offered subject to a number of conditions, including:

•	receipt and acceptance of our securities by the underwriters; and

•	the underwriters’ right to reject orders in whole or in part.

Over-Allotment Option

We have granted the underwriters an option to buy up to an aggregate of [_] shares of Common Stock and/or Pre-Funded Warrants to purchase [_] shares of Common Stock, and/or Warrants to purchase [_] shares of Common Stock , less underwriting discounts and commissions, solely to cover over-allotments, if any and in each case, less the underwriting discounts and commissions set forth on the cover of this prospectus in any combination thereof to cover over-allotments, if any. To the extent that the Representative exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional securities as the number of Units and Pre-funded Units to be purchased by it in the above table bears to the total number of Units and Pre-funded Units offered by this prospectus. If this option is exercised in full for Units, the total offering price to the public will be approximately $[_] and the total net proceeds, before expenses and after the credit to the underwriting commissions described below, to us will be approximately $[_].

Underwriting Discount

The Units and Pre-Funded Units sold by the underwriters to the public will be offered at the offering price set forth on the cover of this prospectus. We will pay the underwriters a cash commission equal to eight percent (8%) of the gross proceeds from the sale of Units and Pre-funded Units sold in this offering. Any securities sold by the underwriters to securities dealers may be sold at a discount of up to $[__] per Unit from the public offering price of the Units or $[__] per Pre-Funded Unit from the public offering price of the Pre-Funded Units. The underwriters may offer the securities through one or more of their affiliates or selling agents.

The underwriting discount is equal to the public offering price per Unit, less the amount paid by the underwriter to us per Unit, or in the case of the Pre-Funded Units, equal to the public offering price per Pre-Funded Unit, less the amount paid by the underwriters to us per Pre-Funded Unit. The underwriting discount was determined through an arms’ length negotiation between us and the Representative. We have agreed to sell the Units to the underwriters at the offering price of $[__] per Unit , and in the case of the Pre-Funded Units, $[__] per Pre-Funded Unit.

We have agreed to pay the underwriters’ out-of-pocket accountable expenses, including the underwriters’ legal fees and disbursements, up to a maximum amount of $95,000. If the offering is not consummated, we have agreed to pay the Representative a termination fee of $50,000. Any portion of any advance shall be returned back to us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A).

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We estimate that the total expenses of the offering payable by us, not including the underwriting discount, will be approximately $[ ]. Additionally, we have agreed to pay EF Hutton a non-accountable expense allowance of one percent (1.0%) of the gross proceeds of this offering.

Tail Period

EF Hutton shall be entitled to a cash fee equal to eight percent (8.0%) of the gross proceeds received by us from the sale of any equity, debt and/or equity derivative instruments to any investor actually introduced by EF Hutton to us during the period from June 14, 2023 and the earlier to occur of (i) six (6) months from June 14, 2023, or December 14, 2023, (ii) the final closing of this offering and (iii) the termination of the Engagement Letter dated as of June 14, 2023 (the “Engagement Agreement”) issued by EF Hutton to us (the “Engagement Period”), in connection with any public or private financing or capital raise (each a “Tail Financing”), and such Tail Financing is consummated at any time during the Engagement Period or within the six (6) month period following the expiration or termination of the Engagement Period, provided that such Tail Financing is by a party actually introduced to us in an offering in which hawse have direct knowledge of such party’s participation.

Right of First Refusal

Until six (6) months from the closing date of this offering, EF Hutton will have an irrevocable right of first refusal, in its sole discretion, to act as sole investment banker, sole book-runner, and/or sole placement agent, at EF Hutton’s sole discretion, for all future public and private equity and debt offerings, including all equity-linked financings on terms and conditions customary to EF Hutton for such transactions. EF Hutton will have the sole right to determine whether or not any other broker-dealer will have the right to participate in any such offering and the economic terms of any such participation.

Lock-Up Agreements

We have agreed not to, subject to certain limited exceptions, until 90 days following the closing of this offering (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise.

Additionally, our executive officers and directors and any holder of 5% or more of the outstanding shares of our Common Stock have agreed with the underwriters not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, for a period of 90 days after the closing of this offering, subject to customary exceptions.

Indemnification

We have agreed to indemnify EF Hutton against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

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Other Relationships

We are not under any contractual obligation to engage the Representative to provide any services for us after this offering and have no present intent to do so. However, pursuant to the Engagement Agreement, EF Hutton agreed to provide general financial advisory services to the Company such as introducing the Company to investors and assisting the Company in financings or other transactions (the “Advisory Services”).

If within six (6) months from the effective date of the termination or expiration of the Engagement Agreement either the Company or any party to whom the Company was directly introduced by EF Hutton, or who was contacted by EF Hutton on behalf of the Company in connection with its Advisory Services for the Company, proposes a financing (“Financing”) or any transaction with the Company, including, without limitation, a merger, acquisition or sale of stock or assets (in which the Company may be the acquiring or the acquired entity), joint venture, strategic alliance or other similar transaction (any such transaction, an “M&A Transaction”), then, if any such Financing or an M&A Transaction is consummated, the Company shall pay fees to EF Hutton. Under the Engagement Agreement, as consideration for the Advisory Services in connection with a private placement of equity securities, the Company has agreed to pay EF Hutton a cash fee of eight percent (8%) of the amount of capital raised, invested or committed. For debt placements, the Company has agreed to pay EF Hutton a cash fee of six percent (6.0%) of the amount of capital raised, invested or committed. In connection with an M&A Transaction, the Company has agreed to pay EF Hutton five percent (5%) of the total transaction consideration.

Notwithstanding the foregoing, EF Hutton will not receive any fees in connection with a Financing or M&A Transaction unless FINRA determines that such payment would not be deemed underwriting compensation in connection with this offering.

Determination of Offering Price and Warrant Exercise Price

The actual offering price of the securities we are offering has been negotiated between us and the Representative based on the trading of our shares of Common Stock prior to this offering, among other things. Other factors considered in determining the public offering price of the securities we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of this offering and such other factors as were deemed relevant.

Stock Exchange

Our shares of Common Stock and registered warrants are listed on The Nasdaq Capital Market under the symbols “GROM” and “GROMW,” respectively. There is no public market for the Pre-funded Warrants and Warrants sold in this offering and we are not under any obligation to apply to have the Pre-funded Warrants and Warrants listed on any securities exchange or quoted on an interdealer quotation system.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters of this offering, or by its affiliates. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or an underwriter in its capacity as underwriter, and should not be relied upon by investors.

Regulation M

The underwriters may not engage in any stabilization activity in connection with our securities and may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed this offering.

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Affiliations

The Representative and its respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Representative and its affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the Representative and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The Representative and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

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DESCRIPTION OF SECURITIES

The following description of our capital stock is only a summary and is qualified in its entirety by the provisions of our articles of incorporation, as amended and bylaws, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

We have authorized capital stock consisting of 500,000,000 shares of Common Stock, par value $0.001 per share, and 25,000,000 shares of preferred stock, par value $0.001 per share, of which 2,000,000 shares have been designated as Series A 10% Convertible Preferred Stock (the “Series A Stock”), 10,000,000 shares have been designated as Series B 8% Convertible Preferred Stock (the “Series B Stock”), and 10,000,000 shares have been designated as Series C 8% Convertible Preferred Stock (the “Series C Stock”).

As of August 2, 2023, we had 8,992,681 shares of Common Stock and 9,281,809 shares of Series C Stock, issued and outstanding and no shares of Series A Stock or Series B Stock were issued and outstanding.

Common Stock

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directors then standing for election. The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors and senior ranked securities.

Preferred Stock

Series A Stock

Voting. The holders of our Series A Stock have the right to vote together with the holders of our Common Stock on an as-converted basis, with five votes for each share of Series A Stock, except that so long as any shares of Series A Stock are outstanding, we may not take any actions that would amend the rights, preferences or privileges of our Series A Stock without the approval of the holders of a majority of the issued and outstanding Series A Stock, voting separately as a single class. Fractional votes by the holders of Series A Stock are not permitted and any fractional voting rights will be rounded to the nearest whole number, with one-half being rounded upward.

Maturity. The Series A Stock has no maturity and is not subject to any sinking fund or redemption and will remain outstanding indefinitely unless and until converted by the holder or we redeem or otherwise repurchase the Series A Stock.

Ranking. The Series A Stock ranks, with respect to the payment of dividends and/or the distribution of assets in the event of any liquidation, dissolution or winding up of the Company, (i) senior to all classes or series of Common Stock, (ii) on parity with all equity securities issued by us with terms specifically providing that those equity securities rank on parity with the Series A Stock; (iii) junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Stock; and (iv) effectively junior to all existing and future indebtedness (including indebtedness convertible into our Common Stock or preferred stock) of the Company.

Dividends. Cumulative dividends accrue on each share of Series A Stock at the rate of 10% (the “Dividend Rate”) of the stated value of $1.00, commencing on the date of issuance.

Dividends are payable monthly in arrears, beginning on March 31, 2019 and thereafter on the last calendar day of each month, and, at our discretion, may be paid in cash or in stock (the “PIK Dividend”) with such shares being valued at $0.25 per share (as may be adjusted as a result of stock splits, reverse splits, combinations, or similar transactions from time to time). Any fractional shares of a PIK Dividend may, at our discretion, be paid in cash or rounded up to the nearest share. All shares of Common Stock issued in payment of a PIK Dividend will upon issuance thereof, be duly authorized, validly issued, fully paid and non-assessable. Dividends will accumulate whether or not we have earnings.

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Liquidation Preference. In the event of a merger, sale of substantially all assets or stock, voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A Stock will be entitled to be paid out of the assets we have legally available for distribution to our shareholders, subject to the preferential rights of the holders of any class or series of our capital stock we may issue ranking senior to the Series A Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference equal to the (i) aggregate number of shares of Series A Stock outstanding multiplied by its stated value per share; and (ii) any accrued but unpaid dividends before any distribution of assets is made to holders of Common Stock or any other class or series of our capital stock that we may issue that ranks junior to the Series A Stock as to liquidation rights. If our assets are not sufficient to pay in full the liquidation preference, then the holders of Series A Stock will share ratably in any distribution.

The liquidation preference shall be proportionately adjusted in the event of a stock split, stock combination or similar event so that the aggregate liquidation preference allocable to all outstanding shares of Series A Stock immediately prior to such event is the same immediately after giving effect to such event.

In the event of a sale of less than all or substantially all of the assets (by merger, asset sale, change of control, capital lease or long term license/lease spin off or otherwise of the Company or any subsidiary) with gross proceeds to the Company in excess of $1,500,000 whereby the assets sold exceeds the cost of assets acquired for GAAP purposes, then the holder of the Series A Stock will receive a “special dividend” from the Company equal to 25% of the value of such holder’s Series A Stock, payable in same form of consideration, as received by the Company.

Conversion. Each share of Series A Stock is convertible, at any time, into five shares of Common Stock.

If at any time, shares of Common Stock is changed into the same or a different number of shares of any class or classes of stock, by recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise (each a “Corporate Change”), (i) each holder of Series A Stock shall may convert such stock into the kind and amount of stock and other securities and property receivable upon such Corporate Change by a holder of the number of shares of Common Stock into which such shares of Series A Stock could have been converted immediately prior to such Corporate Change, or with respect to such other securities or property by the terms thereof and (ii) the PIK Dividend will be paid in shares of such kind and amount of stock and other securities and property receivable upon such Corporate Change as would have been received as such PIK Dividend immediately prior to such Corporate Change, or with respect to such other securities or property by the terms thereof.

In the event that any of the following occurs (a) a declaration or payment of any dividend or other distribution on the Common Stock, without consideration, in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock; (b) a subdivision (by stock split, reclassification or otherwise) of the outstanding shares of Common Stock into a greater number of shares of Common Stock; or (c) a combination or consolidation (by reverse stock split) of the outstanding shares of Common Stock into a smaller number of shares of Common Stock (each, a “Common Stock Event”), the (i) aggregate number of shares of Common Stock into which the Series A Stock may be converted (the “Conversion Shares”) in effect immediately prior to such Common Stock Event, and (ii) the common stock PIK Dividend Rate shall, simultaneously with the occurrence of such Common Stock Event, be proportionately decreased or increased, as appropriate. The Conversion Shares shall be readjusted in the same manner upon the occurrence of each subsequent Common Stock Event.

Share Reservation. We are obligated to at all times reserve and keep available out of its authorized but unissued shares of Common Stock, a sufficient number of its shares of Common Stock as shall from time to time be available to effect the conversion of all outstanding shares of the Series A Stock.

Redemption. The Series A Stock is not redeemable.

Transfer. The sale, offer to sell, contract to sell, assignment, pledge, hypothecation, encumbrance or other transfer of the Series A Stock or Common Stock issuable upon the conversion of the Series A Stock is restricted as provided in a subscription agreement for the shares between the Company and the purchaser or its successors and assigns.

Protective Provisions. So long as any shares of Series A Stock are outstanding, we may not take any actions (whether by merger, consolidation or otherwise) without the approval of the holders of a majority of the issued and outstanding Series A Stock, voting separately as a single class, that would amend the rights, preferences or privileges of the Series A Stock.

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While we do not currently have any plans for the issuance of additional preferred stock, the issuance of such preferred stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock; however, these effects may include:

•	Restricting dividends on the Common Stock

•	Diluting the voting power of the Common Stock; or

•	Impairing the liquidation rights of the Common Stock.

As of the date of this prospectus, we have no shares of our Series A Stock issued and outstanding.

Series B Stock

Ranking. The Series B Stock ranks senior and prior to all other classes or series of our preferred stock and Common Stock.

Conversion. The holder may at any time after the 12-month anniversary of the issuance of the shares of Series B Stock convert such shares into Common Stock at a conversion price equal to the 30-day volume weighted average price (“VWAP”) of a share of Common Stock for each share of Series B Stock to be converted. In addition, we at any time may require conversion of all or any of the Series B Stock then outstanding at a 50% discount to the 30-day VWAP.

Voting. The holders of our Series B Stock vote together as a single class with the holders of shares of our Common Stock, with each share entitling the holder to 1.5625 votes per share. The consent of the holders of at least two-thirds of the shares of Series B Stock is required for the amendment to any of the terms of the Series B Stock, to create any additional class of stock unless the stock ranks junior to the Series B Stock, to make any distribution or dividend on any securities ranking junior to the Series B Stock, to merge or sell all or substantially all of our assets or acquire another business or effectuate any liquidation of the Company.

Dividends. Cumulative dividends accrue on each share of Series B Stock at the rate of 8% per annum of the stated value of $1.00 per share and are payable in Common Stock in arrears quarterly commencing 90 days from issuance.

Liquidation. Upon a liquidation, dissolution or winding up of the Company, the holders of the Series B Stock are entitled to $1.00 per share plus all accrued and unpaid dividends. No distribution may be made to holders of shares of capital stock ranking junior to the Series B Stock upon a liquidation until Series B stockholders receive their liquidation preference. The holders of 66 2/3% of the then outstanding shares of Series B Stock, may elect to effect a merger, reorganization or consolidation of the Company into or with another corporation, not affiliated with said majority, or other similar transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of in exchange for property, rights or securities distributed to holders thereof by the acquiring person, firm or other entity, or the sale of all or substantially all of the assets of the Company.

As of the date of this prospectus, we have no shares of Series B Stock issued and outstanding.

Series C Stock

Designation and Amount. The number of shares constituting the Series C Preferred Stock shall be 10,000,000, with a stated value of $1.00 per share.

Ranking. The Series C Preferred Stock ranks senior and prior to all other classes or series of our preferred stock and Common Stock.

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Dividends. Cumulative dividends accrue on each share of Series C Preferred Stock at the rate of 8% per annum of the stated value of $1.00 per share and are payable in Common Stock in arrears quarterly commencing three months from the date of issuance.

Liquidation. Upon a liquidation, dissolution or winding up of the Company, the holders of the Series C Preferred Stock are entitled to $1.00 per share, plus all accrued and unpaid dividends. No distribution may be made to holders of shares of capital stock ranking junior to the Series C Preferred Stock upon a liquidation until the holders of Series C Preferred Stock receive their liquidation preference. The holders of 66 2/3% of the then outstanding shares of Series C Preferred Stock, may elect to effect a merger, reorganization or consolidation of the Company, or other similar transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of in exchange for property, rights or securities distributed to holders thereof by the acquiring person, firm or other entity, or the sale of all or substantially all of our assets, as a liquidation.

Voting. The holders of our Series C Preferred Stock vote together as a single class with the holders of our Common Stock, with each share entitling the holder to 1.5625 votes per share. The consent of the holders of at least 66 2/3% of the shares of Series C Preferred Stock is required for the amendment to any of the terms of the Series C Preferred Stock, to create any additional class of stock unless the stock ranks junior to the Series C Preferred Stock, to make any distribution or dividend on any securities ranking junior to the Series C Preferred Stock, or to merge or sell all or substantially all of our assets or acquire another business or effectuate any liquidation of the Company.

Conversion. The holder may, at any time after the 6-month anniversary of the issuance of the shares of Series C Preferred Stock, convert such shares into Common Stock at a conversion rate of $57.60 per share. In addition, we may, at any time after the issuance of the shares, convert any or all of the outstanding shares of Series C Preferred Stock at a conversion rate of $57.60 per share.

As of August 2, 2023, we had 9,281,809 shares of Series C Stock issued and outstanding.

Stock Options

As of August 2, 2023, an aggregate of 14,201 shares of Common Stock were issuable upon the exercise of outstanding stock options, at a weighted-average exercise price of $163.80 per share.

Warrants

As of August 2, 2023, warrants to purchase an aggregate of 174,235 shares of Common Stock at a weighted average exercise price of $107.32 are issued and outstanding and terms between 0.4 years and 4.5 years.

Securities Being Offered in This Offering

We are offering (A) up [ ] Units, each Unit consisting of: (i) one share of our Common Stock; and (ii) one Series A Warrant to purchase one share of Common Stock; and (iii) one Series B Warrant to purchase one share of Common Stock, and (B) up to [ ] Pre-Funded Units, each Pre-Funded Unit consisting of: (i) one Pre-Funded Warrant exercisable for one share of Common Stock; (ii) one Series A Warrant to purchase one share of Common Stock; and (iii) one Series B Warrant to purchase one share of Common Stock. For each Pre-Funded Unit we sell, the number of Units we are offering will be decreased on a one-for-one basis. Because we will issue one Series A Warrant and one Series B Warrant as part of each Unit or Pre-Funded Unit, the number of Series A Warrants and Series B Warrants sold in this offering will not change as a result of a change in the mix of the Units and Pre-Funded Units sold. The Units and the Pre-Funded Units have no stand-alone rights and will not be issued or certificated. The shares of Common Stock and/or Pre-Funded Warrants, as the case may be, and the Warrants can only be purchased together in this offering but the securities contained in the Units or Pre-Funded Units will be issued separately. We are also registering the Common Stock issuable from time to time upon exercise of the Warrants and Pre-Funded Warrants included in the Units and Pre-Funded Units offered hereby.

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Warrants and Pre-Funded Warrants Being Offered in This Offering

The following summary of certain terms and provisions of the Warrants and Pre-Funded Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agent agreement between us and Equiniti Trust Company, as warrant agent, and the forms of Warrant and Pre-Funded Warrant, all of which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the warrant agent agreement, including the annexes thereto, and the forms of Warrants and Pre-Funded Warrant.

Form. Pursuant to warrant agent agreement between us and Equiniti, as Warrant and Pre-Funded Warrant agent, the Warrants and Pre-Funded Warrants will be issued in book-entry form and shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of [ ], a nominee of DTC, or as otherwise directed by DTC.

Exercisability. The Pre-Funded Warrants are exercisable at any time after their original issuance until they are exercised in full. The Warrants are exercisable at any time after their original issuance up to the date that is five years after their original issuance. Each of the Warrants and the Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of Common Stock subscribed for upon such exercise (except in the case of a cashless exercise as discussed below). If a registration statement registering the issuance of the shares of Common Stock underlying the Warrants or Pre-Funded Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the Warrants or Pre-Funded Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Warrants or Pre-Funded Warrants, as applicable. In addition, with respect to Series A Warrant, a holder may also effect an “alternative cashless exercise” on or after the thirty (30) day anniversary of the initial exercise date. In such event, the aggregate number of shares of Common Stock issuable in such alternative cashless exercise shall equal the product of (x) the aggregate number of shares of Common Stock that would be issuable upon exercise of Series A Warrant if such exercise were by means of a cash exercise rather than a cashless exercise and (y) 0.5.

No fractional shares of Common Stock will be issued in connection with the exercise of a Warrant or Pre-Funded Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the Pre-Funded Warrants or Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any warrants, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants and Pre-Funded Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price. The exercise price of each Pre-Funded Warrant included in each Pre-Funded Unit is $0.001 per share. The exercise price per whole share of Common Stock issuable upon exercise of Warrants is $[ ] per share ([ ]% of the offering price per Unit). The exercise price and number of shares of Common Stock issuable upon exercise will adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications, dilutive issuances or similar events. In addition, with respect to Series B Warrant, subject to certain exemptions outlined in the Warrants, if we sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of Common Stock or Common Stock Equivalents (as defined in the Warrant), at an effective price per share less than the exercise price of the Warrant then in effect, the exercise price of the Warrant shall be reduced to equal the effective price per share in such dilutive issuance.

Transferability. Subject to applicable laws, the Warrants and the Pre-Funded Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not intend to apply for the listing of the Warrants or Pre-Funded Warrants offered in this offering on any stock exchange. Without an active trading market, the liquidity of the Warrants and Pre-Funded Warrants will be limited.

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Rights as a Shareholder. Except as otherwise provided in the Warrants or the Pre-Funded Warrants or by virtue of such holder’s ownership of our shares of Common Stock, the holder of a Warrant or Pre-Funded Warrant does not have the rights or privileges of a holder of our shares of Common Stock, including any voting rights, until the holder exercises the Warrant or Pre-Funded Warrant.

Fundamental Transaction. In the event of a fundamental transaction, as described in the Warrants and the Pre-Funded Warrants, and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our shares of Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of Common Stock, the holders of the Warrants and the Pre-Funded Warrants will be entitled to receive upon exercise thereof the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the Warrant, in the event of certain fundamental transactions, the holders of the Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the remaining unexercised portion of the Warrants on the date of consummation of such fundamental transaction.

[Call Feature. The Warrants are callable by us in certain circumstances. If, after the closing date, (i) the volume weighted average price of the shares of Common Stock for each of 10 consecutive trading days (the “Measurement Period”), which Measurement Period shall not have commenced until after the Initial Exercise Date, is (a) with respect to the 60-day period following the Issuance Date, equal to or greater than [ ]% of the Initial Exercise Price and (b) with respect to all subsequent periods, equal to or greater than [ ]% of the Initial Exercise Price, (ii) the average daily trading volume for such Measurement Period exceeds $[ ] per trading day, and (iii) the Warrant holders are not in possession of any information that constitutes or might constitute, material non-public information which was provided by the Company or any of its officers, directors, employees, agents or affiliates, then we may, in our sole discretion, within one trading day of the end of such Measurement Period, upon notice (a “Call Notice”), call for cancellation of all, and only all, of the warrants for which a notice of exercise has not yet been delivered (a “Call”) for consideration equal to $0.001 per share of Common Stock issuable upon exercise of such Warrant. Any portion of a Warrant subject to such Call Notice for which a notice of exercise shall not have been received by the Call Date will be canceled at 6:30 p.m. (New York City time) on the thirtieth trading day after the date the Call Notice is received by the holder.]

Governing Law. The Pre-Funded Warrants and the Warrants are governed by New York law.

Transfer Agent and Warrant Agent

The transfer agent and warrant agent for the shares our Common Stock, Pre-funded Warrants, Warrants and the shares of Common Stock issued in this offering is Equiniti Trust Company.

Registration Rights

None of the holders of shares of our Common Stock or their transferees, are entitled to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act. If the offer and sale of these shares is registered, the shares will be freely tradable without restriction under the Securities Act, and a large number of shares may be sold into the public market.

Anti-Takeover Provisions

As described above, our articles of incorporation provide that our Board may issue preferred stock with such designation, rights and preferences as may be determined from time to time by our Board. Our preferred stock could be issued quickly and utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company or make removal of management more difficult.

Certain provisions of Florida law and our bylaws summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of us.

It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

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These provisions expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Florida Law

The Florida Business Corporation Act (the “FBCA”) contains a control-share acquisition statute that provides that a person who acquires shares in an “issuing public corporation,” as defined in the statute, in excess of certain specified thresholds generally will not have any voting rights with respect to such shares unless such voting rights are approved by the holders of a majority of the votes of each class of securities entitled to vote separately, excluding shares held or controlled by the acquiring person.

The FBCA also provides that an “affiliated transaction” between a Florida corporation with an “interested shareholder,” as those terms are defined in the statute, generally must be approved by the affirmative vote of the holders of two-thirds of the outstanding voting shares, other than the shares beneficially owned by the interested shareholder. The FBCA defines an “interested shareholder” as any person who is the beneficial owner of 10% or more of the outstanding voting shares of the corporation.

These laws could delay or prevent an acquisition.

In addition, we are subject to Section 607.0902 of the FBCA, which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless (i) our Board approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our Board, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

Special Stockholder Meetings

Our bylaws provide that a special meeting of stockholders may be called by of our Board, our President and by a demand delivered to the Company of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors.

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LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Lucosky Brookman LLP, Woodbridge, New Jersey.  Certain legal matters in connection with this offering will be passed upon for the underwriters by Carmel, Milazzo & Feil LLP, New York, New York.

EXPERTS

The consolidated financial statements included in this prospectus and in the registration statement for the fiscal years ended December 31, 2022 and December 31, 2021 have been audited by Rosenberg Rich Baker Berman, P.A., an independent registered public accounting firm, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

As disclosed our on Current Report on Form 8-K filed on March 2, 2022, on February 17, 2022, the Board dismissed BF Borgers CPA PC as our independent registered public accounting firm, effective as of such date.

The audit reports of BF Borgers CPA PC on our consolidated financial statements for each of the two fiscal years ended December 31, 2020 and December 31, 2019 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports for the years ended December 31, 2020 and December 31, 2019 contained an explanatory paragraph disclosing the uncertainty regarding our ability to continue as a going concern.

During our two fiscal years ended December 31, 2020 and December 31, 2019 and during the subsequent interim period from January 1, 2021 through February 17, 2022, (i) there were no disagreements with BF Borgers CPA PC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to BF Borgers CPA PC’s satisfaction, would have caused BF Borgers CPA PC to make reference to the subject matter of the disagreement in connection with its reports and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

We provided BF Borgers CPA PC with a copy of the foregoing disclosures and a copy of BF Borgers CPA PC’s letter dated March 1, 2022 to the SEC, stating whether it agrees with the foregoing disclosure, is filed as Exhibit 16.1 to our Form 8-K filed March 2, 2022.

On February 17, 2022, the Board engaged Rosenberg Rich Baker Berman, P.A. as our independent registered public accounting firm for the year ending December 31, 2023.

During the two fiscal years ended December 31, 2020 and December 31, 2019 and during the subsequent interim period from January 1, 2021 through February 17, 2022, neither we nor anyone on our behalf consulted Rosenberg Rich Baker Berman, P.A. regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that Rosenberg Rich Baker Berman, P.A. concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” or a “reportable event,” each as defined in Regulation S-K Item 304(a)(1)(iv) and 304(a)(1)(v), respectively.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC this registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus, which constitutes a part of this registration statement, does not contain all of the information in this registration statement and its exhibits. For further information with respect to us and the units, Common Stock and warrants offered by this prospectus, you should refer to this registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to this registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including this registration statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing or telephoning us at: Grom Social Enterprises, Inc., 2060 NW Boca Raton, Suite #6, Boca Raton, Florida 33431 or (561) 287-5776.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to those documents and that the information in this prospectus is not complete and you should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, the information in documents that we file with the SEC in the future will update and supersede the current information in, and incorporated by reference in, this prospectus until we file a post-effective amendment that indicates the termination of the offering of the Common Stock made by this prospectus.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished in Current Reports on Form 8-K filed under Item 2.02 or 7.01 of such form unless such form expressly provides to the contrary), including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on April 17, 2023;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the SEC on May 17, 2023;

•	our Current Reports on Forms 8-K filed with the SEC on January 31, 2023, March 29, 2023, April 14, 2023; and August 10, 2023; and

•	our preliminary and definitive proxy statements on PRE 14A and DEF 14A, respectively, filed with the SEC on June 28, 2023, and July 10, 2023, respectively; and

The documents incorporated by reference into this prospectus are also available on our corporate website at www.gromsocial.com. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of this information at no cost, by writing or telephoning us at the following address or telephone number:

Grom Social Enterprises, Inc.

2060 NW Boca Raton Blvd., Suite #6

Boca Raton, Florida 33431

(561) 287-5776

Attention: Corporate Secretary

Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

The SEC maintains an internet website that contains reports, proxy and information statements and other information regarding the issuers that file electronically with the SEC, including the Company, and can be accessed free of charge on the SEC’s website, http://www.sec.gov.

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Up to [_] Units

Each Unit consisting of:

[_] One share of Common Stock

[_] One Series A Warrant to purchase one share of Common Stock

[_] One Series B Warrant to purchase one share of Common Stock

Up to [_] Pre-Funded Units

Each Pre-Funded Unit consisting of:

[_] One Pre-Funded Warrant purchase one share of Common Stock

[_] One Series A Warrant to purchase one share of Common Stock

[_] One Series B Warrant to purchase one share of Common Stock

[_] Shares of Common Stock Underlying Series A Warrant and Series B Warrant and

[_] Shares of Common Stock Underlying the Pre-Funded Warrants

GROM SOCIAL ENTERPRISES, INC.

PROSPECTUS

EF HUTTON,

division of Benchmark Investments, LLC

_______________, 2023

PART II

INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses expected to be incurred by us in connection with the issuance and distribution of the securities registered hereby, all of which expenses, except for the Securities and Exchange Commission (“SEC”) registration fee, are estimates:

Item	Amount to be paid
SEC registration fee	$	[_]
FINRA filing fee		[_]
Legal fees and expenses		[_]
Accounting fees and expenses		[_]
Miscellaneous expenses		[_]
Total	$	[_]

Item 14.  Indemnification of Directors and Officers.

The Florida Business Corporation Act (the “FBCA”) provides that a corporation may indemnify a director or officer against liability if the director or officer acted in good faith, the director or officer acted in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and in the case of any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful. A corporation may not indemnify a director or an officer except for expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, where such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

The FBCA provides that a corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation against expenses incurred by the individual in connection with the proceeding.

A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with the proceeding by a director or an officer if the director or officer delivers to the corporation a signed written undertaking of the director or officer to repay any funds advanced if such director or officer is not entitled to indemnification.

Our Articles of Incorporation and Bylaws provide that we shall indemnify our directors, officers, employees and agents to the full extent permitted by FBCA, including in circumstances in which indemnification is otherwise discretionary under such law.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other business against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person’s fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the FBCA. We do not currently maintain director and officer liability insurance on behalf of our director and officers; however, we intend to so purchase and maintain such insurance when economically feasible.

II-1

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information as to all securities we have sold since August [ ], 2020, which were not registered under the Securities Act. All share and per share price information reflect the proposed reverse stock split at a ratio of 1-for-30.

On August 18, 2020, we issued 114 shares of Common Stock to a contractor for technology design services provided to us.

On August 18, 2020, we issued 1,042 shares of Common Stock to its counsel for legal services provided to us.

On August 18, 2020, we issued 521 shares of Common Stock to a consultant for investor relations services provided to us.

On September 2, 2020, we issued 104 shares of Common Stock to a contractor for technology design services provided to us.

On October 2, 2020, we issued an aggregate of 1,600 shares of Common Stock upon the conversion of an aggregate of $56,049 of outstanding principal and accrued interest on one of its 10% unsecured convertible redeemable notes.

On October 14, 2020, we issued 1,600 shares of Common Stock to a noteholder upon the conversion of $52,861 in convertible note principal and $1,527 of accrued interest.

On November 30, 2020, we issued an aggregate of 316,000 shares of Series B Stock to two holders of our OID Notes in the aggregate principal amount of $200,000 as payment in full for such OID Notes.

On November 30, 2020, we sold an aggregate of 233,500 shares of Series B Stock for aggregate gross proceeds of $233,500 to two accredited investors in a private offering.

On November 30, 2020, we issued EMA Financial, LLC, an accredited investor, a nine-month 8% convertible promissory note in the principal amount of $260,000 for a $234,000 investment in a private offering. As of December 17, 2020, the terms of the EMA financing were amended to (a) increase the principal to $265,200, (b) reduce the conversion rate of the convertible note to $38.40, and (c) add a three-year warrant to purchase up to 2,763 shares of our Common Stock, at an exercise price of $48.00 per share.

On December 1, 2020, we issued 308 shares of Common Stock to a contractor for technology design services provided to us.

On December 17, 2020, we issued Quick Capital, LLC, an accredited investor, a nine-month convertible promissory note in the principal amount of $113,587 for a $100,000 investment, which included an original issuance discount of 8% and a $4,500 credit for transaction expenses. In connection with the note issuance, Quick Capital was also issued a three-year warrant to purchase up to an aggregate of 1,233 shares of our Common Stock at an exercise price of $48.00 per share.

On December 21, 2020, we issued 83 shares of Common Stock to a contractor for technology design services provided to us.

On February 9, 2021, we issued Auctus Fund, LLC, an accredited investor, a twelve-month convertible promissory note in the principal amount of $500,000. In connection with the note issuance, Auctus Fund was also issued a five-year warrant to purchase up to an aggregate of 6,510 shares of our Common Stock at an exercise price of $57.60 per share.

On February 17, 2021, we issued an aggregate of 2,564,175 shares of Series B Stock to three holders of convertible notes in the aggregate amount of $1,700,905 as payment in full for such notes.

On February 17, 2021, we sold an aggregate of 300,000 shares of Series B Stock for aggregate gross proceeds of $300,000 to two accredited investors in a private offering.

II-2

On March 11, 2021, we issued FirstFire Global Opportunities Fund, LLC, an accredited investor, a twelve-month convertible promissory note in the principal amount of $300,000. In connection with the note issuance, FirstFire Global was also issued a five-year warrant to purchase up to an aggregate of 3,906 shares of our Common Stock at an exercise price of $57.60 per share.

On March 31, 2021, we sold an aggregate of 650,000 shares of Series B Stock for aggregate gross proceeds of $650,000 to three accredited investors in a private offering.

On April 16, 2021, we issued Labrys Fund, LP, an accredited investor, a twelve-month convertible promissory note in the principal amount of $300,000. In connection with the note issuance, Labrys Fund was also issued a five-year warrant to purchase up to an aggregate of 3,906 shares of our Common Stock at an exercise price of $57.60 per share.

On May 20, 2021, we entered into exchange agreements with all of the holders of our Series B Stock, pursuant to which the holders agreed to exchange all of the issued and outstanding shares of our Series B Stock for shares of Series C Stock, on a one for one basis. The exchange will be effective upon the filing of the Certificate of Designation with the Secretary of State of the State of Florida, which may be as of May 20, 2021, or a later date. Upon effectiveness of the exchange, all 9,215,059 issued and outstanding shares of our Series B Stock will be exchanged for an aggregate of 9,215,059 shares of our Series C Stock, and all of the exchanged shares of Series B Stock will be cancelled.

On June 4, 2021, we issued 53 shares of Common Stock to a contractor for technology design services provided to us.

On June 11, 2021, we issued 521 shares of Common Stock to a consultant for investor relations services provided to us.

On June 28, 2021, we issued 79 shares of Common Stock to a contractor for public relations services provided to us.

On July 6, 2021, we issued 90 shares of Common Stock to a contractor for technology design services provided to us.

On July 13, 2021, we issued 79 shares of Common Stock to a contractor for public relations services provided to us.

On July 16, 2021, we issued 37 shares of Common Stock to a contractor for public relations services provided to us.

On July 19, 2021, we issued 37 shares of Common Stock to a contractor for public relations services provided to us.

On August 2, 2021, we issued 5,265 shares of Common Stock to an officer as bonus compensation.

On August 6, 2021, we issued 119 shares of Common Stock to a contractor for technology design services provided to us.

On August 6, 2021, we issued 60 shares of Common Stock to a contractor for public relations services provided to us.

On August 10, 2021, we issued 60 shares of Common Stock to a contractor for public relations services provided to us.

On August 19, 2021, pursuant to the terms of a Membership Interest Purchase Agreement entered into on July 29, 2021, we acquired 80% of Curiosity Ink Media’s outstanding membership interests (the “Purchased Interests”) from the holders of all of Curiosity’s outstanding membership interests (the “Sellers”) in consideration for the issuance to the Sellers of an aggregate of 59,063 shares of our Common Stock, pro rata to their membership interests immediately prior to the closing of the acquisition. The shares were valued at $84.60 per share which represents to the 20-day volume-weighted average price of our Common Stock on August 19, 2021. Pursuant to the Membership Interest Purchase Agreement, we also paid $400,000 and issued an 8% eighteen-month convertible promissory note in the principal amount $278,000 (the “Note”) to pay-down and refinance certain outstanding loans and advances previously made to CIM by two of the Sellers, Russell Hicks and Brett Watts. The Note is convertible into shares of our Common Stock at a conversion price of $98.40 per share, but may not be converted if, after giving effect to such conversion, the noteholder and its affiliates would beneficially own in excess of 9.99% of our outstanding Common Stock.

On September 2, 2021, we issued 112 shares of Common Stock to a contractor for technology design services provided to us.

II-3

On September 14, 2021, we entered into a Securities Purchase Agreement with L1 Capital Global Opportunities Master Fund (“L1 Capital”), pursuant to which it sold L1 Capital (i) a 10% Original Issue Discount Senior Secured Convertible Note in the principal amount of $4,400,000, due March 13, 2023 (the “Original Note”), and (ii) a five-year warrant to purchase 27,109 shares of our c Common Stock at an exercise price of $126.00 per share (the “Original Warrant”), for consideration of $3,960,000.

On September 17, 2021, we issued 815 shares of Common Stock to a contractor for advisory services provided to us.

On September 17, 2021, we issued 45 shares of Common Stock to a contractor for public relations services provided to us.

On October 13, 2021, we issued 4,333 shares of Common Stock to a consultant for investor relations services provided to us.

On October 18, 2021, we issued 138 shares of Common Stock to a contractor for technology design services provided to us.

On October 18, 2021, we issued 45 shares of Common Stock to a contractor for public relations services provided to us.

On November 17, 2021, we issued 90 shares of Common Stock to a contractor for technology design services provided to us.

On November 24, 2021, we issued 36 shares of Common Stock to a contractor for public relations services provided to us.

On January 24, 2022, we issued 686 shares of Common Stock to a preferred stockholder upon the conversion of 39,500 shares of Series C Stock.

On March 3, 2022, we issued 1,736 shares of Common Stock to a related party for marketing and promotional services provided to us.

On March 3, 2022, we issued 750 shares of Common Stock to an investor and public relations firm for services provided to us.

On March 18, 2022, we issued 66,667 shares of Common Stock to a noteholder upon the conversion of $1,300,000 in convertible note principal.

On March 21, 2022, we issued 46,154 shares of Common Stock to a noteholder upon the conversion of $900,000 in convertible note principal.

On March 23, 2022, we issued 10,256 shares of Common Stock to a noteholder upon the conversion of $200,000 in convertible note principal.

On June 17, 2022, we issued 5,895 shares of Common Stock to the holders of its Series C Stock for PIK dividends.

On June 17, 2022, we issued 1,464 shares of Common Stock to a consultant for investor relations services provided to us.

On July 1, 2022, we issued 333 shares of Common Stock to a consultant for investor relations services provided to us.

On September 8, 2022, we issued 333 shares of Common Stock to a consultant for investor relations services provided to us.

On September 29, 2022, we issued 15,296 shares of Common Stock to the holders of its Series C Stock for PIK dividends.

On September 30, 2022, we issued 1,333 shares of Common Stock to a contractor for advisory services provided to us.

On January 25, 2023, we consummated a private placement (the “PIPE Offering”) pursuant to the terms of the Securities Purchase Agreement dated as of January 25, 2023 (the “2023 SPA”) that we entered into with institutional investors, in which we issued (i) 100,000 shares of Common Stock; (ii) 100,000 purchase warrants (the “Purchase Warrants”) to purchase an aggregate of 175,000 shares of Common Stock; and (iii) 1,227,434 pre-funded warrants (the “Pre-Funded Warrants”) to purchase an aggregate of 2,148,010 shares of Common Stock. The purchase price of each share of Common Stock and associated Purchase Warrant was $2.26. The purchase of each share of Common Stock and associated Pre-funded Warrant was $2.25. The aggregate gross proceeds of the PIPE Offering was approximately $3 million, before deducting fees to the placement agent and other expenses payable by us. EF Hutton, division of Benchmark Investments, LLC, acted as the exclusive placement agent in connection with the PIPE Offering.

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In connection with the PIPE Offering, we entered into a Waiver (the “Waiver”) with L1 Capital Global Opportunities Master Fund (“L1”) waiving certain provisions of the Securities Purchase Agreement dated as of September 14, 2021 (the “2021 SPA”), by and between us and L1. Pursuant to the terms of the Waiver, L1 waived certain provisions of the 2021 SPA and in consideration thereof, we (i) issued 150,000 purchase warrants substantially similar to the Purchase Warrants issued in connection with the 2023 SPA; and (ii) paid a cash fee of $50,000 to L1.

On February 15, 2023, the Company issued 23,334 shares of Common Stock to an investor and public relations firm for services provided to the Company.

The above issuances did not involve any underwriters, underwriting discounts or commissions, or any public offering and we believe is exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 3(a)(9) or Section 4(a)(2) thereof and/or Regulation D promulgated thereunder.

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Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit
Number	Description	Form	Exhibit	Filing Date

1.1+	Form of Underwriting Agreement
3.1	Articles of Incorporation	S-1	3.1	1/13/2016
3.2	Bylaws	S-1	3.2	1/13/2016
3.3	Amendment to Articles of Incorporation	8-K	3.3	8/22/2017
3.4	Articles of Amendment to Articles of Incorporation, dated May 31, 2019	8-K	3.1	6/18/2019
3.5	Certificate of Designation of Series B 8% Convertible Preferred Stock	10-Q	4.5	8/6/2020
3.6	Certificate of Amendment to the Articles of Incorporation of the Company, filed May 7, 2021, effective as of May 13, 2021	8-K	3.1	5/17/2021
3.7	Certificate of Designation of Preferences, Rights and Limitations of Series C 8% Convertible Preferred Stock	8-K	3.1	5/24/2021
3.8	Certificate of Designation of Series A Convertible Preferred Stock, dated February 22, 2019 (incorporated by reference to Exhibit 10.16 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 16, 2019)	S-1	3.4	1/13/2016
4.1	Form of Warrant	10-Q	4.1	11/19/2019
4.2	12% Convertible Note, dated February 9, 2021, issued to Auctus Fund, LLC	8-K	4.1	2/19/2021
4.3	Common Stock Purchase Warrant, dated February 9, 2021, issued to Auctus Fund, LLC	8-K	4.2	2/12/2021
4.4	8% Convertible Promissory Note, dated August 19, 2021, issued by Grom Social Enterprises, Inc. to Curiosity Ink Media LLC	8-K	4.1	8/24/2021
4.5	Form of $4,400,000 Principal Amount, 10% Original Issue discount Senior Secured Convertible Note issued to L1 Capital, due March 14, 2023	8-K	10.2	9/20/2021
4.6	Form of Common Stock Purchase Warrant issued to L1 Capital, exercisable at $4.20 for 813,278 shares of the Company’s Common Stock	8-K	10.3	9/20/2021
4.7	Amended and Restated $4,400,000 Principal Amount, 10% Original Issue Discount Senior Secured Convertible Note issued to L1 Capital on October 20, 2021	8-K	10.2	10/20/2021
4.8	Form of Common Stock Purchase Warrant	S-1	4.15	12/6/2022
4.9	Form of Pre-Funded Common Stock Purchase Warrant	S-1	4.16	12/6/2022
4.10+	Form of Series A Warrant
4.11+	From of Series B Warrant
4.12+	Form of Pre-Funded Common Stock Purchase Warrant
5.1	Opinion of Lucosky Brookman LLP
9.1	Voting Agreement	8-K	9.1	9/20/2021
10.1	Copy of Letter of Intent with Grom Holdings, Inc.	8-K	10.4	1/17/2017
10.2	Share Exchange Agreement with Grom Holdings, Inc.	8-K	10.5	5/17/2017
10.3	Employment Agreement, dated June 1, 2016, between the Company and Darren Marks	8-K	10.5	8/22/2017
10.4	Employment Agreement with Melvin Leiner	8-K	10.5	8/22/2017
10.5	Acquisition Agreement of TD Holdings	8-K	10.6	8/22/2017
10.6	Amending Agreement to the Share Sale Agreement for the Entire Issued Share Capital of TD Holdings Limited and the Secured Promissory Note	8-K	10.7	1/5/2018
10.7	Subscription Agreement for Series A Stock	10-K	10.2	4/16/2019
10.8	Purchase and Sale Agreement with TeleMate.Net	10-K	10.21	4/16/2019
10.9	Grom Educational Services Peachtree Pointe Lease	10-K	10.22	4/16/2019
10.10	Form of Subscription Agreement	10-Q	10.1	11/19/2019
10.11	Form of Debt Exchange Agreement	8-K	10.1	11/15/2019
10.12	Form of 12% Senior Secured Convertible Promissory Note	8-K	4.1	3/20/2020
10.13	Form of 12% Senior Secured Convertible Promissory Note	8-K	4.2	3/20/2020
10.14	Form of Subscription Agreement for 12% Senior Secured Convertible Promissory Note	8-K	10.2	3/20/2020

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10.15	Security Agent Agreement, dated March 16, 2020	8-K	10.3	3/20/2020
10.16	Third Amendment to the TDH Share Sell Agreement, dated March 16, 2020	8-K	10.4	3/20/2020
10.17	Security Agreement, dated March 16, 2020	8-K	10.5	3/20/2020
10.18	Form of Subscription Agreement	8-K	10.6	3/20/2020
10.19	Form of Debt Exchange Agreement	10-Q	10.33	8/6/2020
10.2	Form of Exchange Agreement for Series A 10% Convertible Preferred Stock	10-Q	10.34	8/6/2020
10.21	Form of Subscription Agreement for Series B Convertible Stock	10-Q	10.35	8/6/2020
10.22	2020 Equity Incentive Plan, dated September 16, 2020	8-K	10.36	9/21/2020
10.23	Form of Incentive Stock Option Agreement	8-K	10.37	9/21/2020
10.24	Form of Non-Qualified Stock Option Agreement	8-K	10.38	9/21/2020
10.25	Form of Restricted Stock Agreement	8-K	10.39	9/21/2020
10.26	Form of Grant of Stock Appreciation Rights	8-K	10.4	9/21/2020
10.27	Note Purchase Agreement, dated December 17, 2021, between the Company and Quick Capital, LLC	8-K	10.45	2/12/2021
10.28	8% Convertible Promissory Note, dated December 17, 2021, issued to Quick Capital LLC	8-K	10.46	2/12/2021
10.29	Common Stock Purchase Warrant, dated December 17, 2021, issued to Quick Capital, LLC	8-K	10.47	2/12/2021
10.3	Securities Purchase Agreement, dated February 9, 2021, between the Company and Auctus Fund, LLC	8-K	10.3	2/12/2021
10.31	Note Cancellation and General Release, dated March 17, 2021 from Newbridge Securities Corporation	8-K	10.47	4/13/2021
10.32	12% Convertible Promissory Note, dated March 11, 2021, issued to FirstFire Fund, LLC	8-K	4.1	4/5/2021
10.33	Common Stock Purchase Warrant, dated March 11, 2021, issued to FirstFire Fund, LLC	8-K	4.2	4/5/2021
10.34	Securities Purchase Agreement, dated March 11, 2021, between the Company and FirstFire Fund, LLC	8-K	10.2	4/5/2021
10.35	Registration Rights Agreement, dated March 11, 2021, between the Company and FirstFire Fund, LLC	8-K	10.3	4/5/2021
10.36	Form of Exchange Agreement for exchange of Series B Stock for Series C Stock	8-K	4.2	5/24/2021
10.37	Membership Interest Purchase Agreement, dated July 29, 2021, by and among the Company, Curiosity and the Sellers	8-K	10.1	8/4/2021
10.38	Amended and Restated Limited Liability Company Agreement dated as of August 19, 2021 by and among CIM, Grom and Sellers	8-K	10.2	8/24/2021
10.39	Employment Agreement dated as of August 19, 2021 between the Company and Russell Hicks	8-K	10.3	8/24/2021
10.4	Non-Qualified Stock Option Agreement dated August 19, 2021 between the Company and Russell Hicks	8-K	10.4	8/24/2021
10.41	Employment Agreement dated as of August 19, 2021 between the Company and Brent Watts	8-K	10.5	8/24/2021
10.42	Non-Qualified Stock Option Agreement dated August 19, 2021 between the Company and Brent Watts	8-K	10.6	8/24/2021
10.43	Executive Separation Agreement, dated April 22, 2022, by and among Grom Social Enterprises, Inc., and Melvin Leiner	8-K	10.1	4/28/2022
10.44	Form of Warrant Agent Agreement	S-1	10.7	12/6/2022
10.45	Form of Lockup Agreement	S-1	10.71	12/6/2022
10.46+	Form of Warrant Agent Agreement
16.1	Letter from BF Borgers CPA PC dated March 1, 2022 to the Securities and Exchange Commission	8-K	16.1	3/2/2022
21.1*	Subsidiaries of the Registrant
23.1*	Consent of Rosenberg Rich Baker Berman, P.A.
23.2	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)
24.1	Power of Attorney (on signature page of this Form S-1)
107*	Filing Fee Table

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101.INS*	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)
101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted in IXBRL, and included in exhibit 101).

_________________

* Filed herewith

+ To be filed by amendment

II-8

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

II-9

(5)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-10

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on this 10th day of August, 2023.

GROM SOCIAL ENTERPRISES, INC.

By:	/s/ Darren Marks
Darren Marks Chief Executive Officer and President (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Darren Marks, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, including any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Darren Marks	Chief Executive Officer, President and Director	August 10, 2023
Darren Marks	(Principal Executive Officer)

/s/ Jason Williams	Chief Financial Officer, Secretary and Treasurer	August 10, 2023
Jason Williams	(Principal Financial and Accounting Officer)

/s/ Dr. Thomas Rutherford	Director	August 10, 2023
Dr. Thomas Rutherford

/s/ Robert Stevens	Director	August 10, 2023
Robert Stevens

/s/ Norman Rosenthal	Director	August 10, 2023
Norman Rosenthal

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